UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2005

Internet Security Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23655

Delaware	58-2362189
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6303 Barfield Road, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

(404) 236-2600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

H. Douglas Johns, Senior Vice President of Operations, is leaving the employ of Internet Security Systems, Inc. ("ISS") on January 2, 2007. On December 21, 2005, ISS and Mr. Johns executed a separation agreement. The agreement provides for Mr. Johns' full-time employment concluding on December 31, 2005 and part-time employment continuing through January 2, 2007. During part-time employment, Mr. Johns will be compensated at the rate of $18,150 per month.

The preceding summary of the agreement is qualified in its entirety by the full text of the agreement, a copy of which is filed herewith as Exhibit 10.13 and is hereby incorporated herein by reference.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 21, 2005, Steven J. Heyer resigned from ISS' board of directors. Mr. Heyer is chief executive officer of Starwood Hotels and Resorts Worldwide, Inc., which he joined in October 2004 after becoming an ISS director in August 2004. In his letter of resignation, Mr. Heyer stated that he is resigning to reduce outside board activities and has expressed a willingness to continue to advise ISS as a member of ISS' informal advisory board.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits

10.13        Separation Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Security Systems, Inc.

Date: December 27, 2005	By:	/s/ Sean Bowen
Sean Bowen
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.13	Separation Agreement